UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 6, 2015

COGNEX CORPORATION
(Exact name of registrant as specified in charter)

Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Vision Drive Natick, Massachusetts 01760-2059
(Address, including zip code, of principal executive offices)

(508) 650-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 6, 2015, Cognex Corporation ("Cognex") completed the sale of certain assets related to its Surface Inspection Systems Division ("SISD") to AMETEK, Inc. ("AMETEK") for $160 million in cash, subject to customary working capital and other purchase price adjustments. Pursuant to the terms and conditions of the Asset Purchase Agreement (the "Purchase Agreement") dated June 5, 2015, Cognex sold to AMETEK substantially all of the assets, inclusive of certain intellectual property assets, that were used by SISD in the business of developing, manufacturing, marketing, selling, installing and servicing Web Inspection Systems and Web Monitoring Systems. AMETEK has also agreed to assume certain liabilities related to SISD. The purchase price and other terms of the Asset Sale were negotiated on an arms-length basis.

Item 7.01 Regulation FD Disclosure.

On July 7, 2015, Cognex issued a press release announcing the completion of the sale of SISD to AMETEK on July 6, 2015 for $160 million in cash, subject to customary working capital and other purchase price adjustments. The full text of the press release is furnished as Exhibit 99.2 to this report. The information in this Item 7.01 and Exhibit 99.2 attached hereto is intended to be furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information

(d) Exhibits

99.1
Unaudited pro forma consolidated Statements of Operations for the three-month period ended April 5, 2015 and the twelve-month periods ended December 31, 2014, December 31, 2013, and December 31, 2012 and unaudited pro forma consolidated Balance Sheet for the period ended April 5, 2015 and related notes thereto. (filed herewith)

99.2	Press Release issued by Cognex Corporation on July 7, 2015. (furnished herewith)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	July 9, 2015	COGNEX CORPORATION

		By:	/s/ Richard A. Morin
Richard A. Morin
Executive Vice President of Finance and Administration
and Chief Financial Officer